UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)	September 26, 2022

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4995 Bradenton Avenue, Suite 240, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	NAVB	NYSE American
Preferred Stock Purchase Rights	N/A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2022, the board of directors (the “Board”) of Navidea Biopharmaceuticals, Inc. (“Navidea” or the “Company”) established the size of the Board at five directors, and appointed Joshua M. Wilson as a director, effective September 30, 2022, to fill the sole vacancy. Mr. Wilson will serve as a director with a term of office expiring at the Company’s 2024 annual meeting of stockholders. The Board has not determined the Board committees to which Mr. Wilson will be appointed.

Mr. Wilson will participate in the Company's standard compensation program for non-employee directors, as described in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2022.

There is no arrangement or understanding between Mr. Wilson and any other person pursuant to which he was selected as a director of the Company and there are no family relationships between Mr. Wilson and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Wilson has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Wilson has entered into a standard Director Agreement with the Company, a form of which was previously filed by the Company with the U.S. Securities and Exchange Commission on May 10, 2016, and which is incorporated by reference herein.

On September 30, 2022, the Company issued a press release relating to Mr. Wilson’s appointment, which is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 26, 2022, the Board of Directors of the Company approved an amendment and restatement of the Amended and Restated Bylaws of the Company, as amended (the “Bylaws”), effective immediately. The Bylaws amend and restate Section 5 of Article II of the Bylaws in its entirety to provide that the holders of one-third of the outstanding capital stock of the Company entitled to vote at a meeting, present in person or by proxy, shall constitute a quorum at all meetings of stockholders, reducing such threshold from a majority of the outstanding shares of stock entitled to vote.

The foregoing description of the Amendment is qualified in its entirety by reference to the Second Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.08	Shareholder Director Nominations.

To the extent applicable, the information in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.08.

Item 8.01	Other Events.

On September 30, 2022, the Company announced that its 2022 Annual Meeting of Stockholders (“2022 Annual Meeting”) will be held on Thursday, December 8, 2022 at 1:00 pm Eastern Standard Time. The 2022 Annual Meeting will be a completely virtual meeting conducted via webcast. The Company’s Board of Directors has fixed the close of business on October 10, 2022 as the record date for the determination of stockholders entitled to notice of and to vote during the 2022 Annual Meeting and any adjournment thereof.

Because the date of the 2022 Annual Meeting is more than 30 days after the anniversary of the 2021 Annual Meeting of Stockholders, the Company is providing notice of the due date for the submission of any qualified stockholder proposals or qualified stockholder director nominations with respect to the 2022 Annual Meeting.

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any stockholder proposal intended to be considered for inclusion in the Company’s proxy materials for the 2022 Annual Meeting must be delivered to, or mailed to and received at, the Company’s executive offices located at 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017, Attention: Corporate Secretary, on or before the close of business on October 10, 2022, which the Company has determined to be a reasonable time before it expects to begin to print and distribute its proxy materials for the 2022 Annual Meeting. In addition to complying with this deadline, stockholder proposals intended to be considered for inclusion in the Company’s proxy materials for the 2022 Annual Meeting must also comply with all applicable SEC rules, including Rule 14a-8 of the Exchange Act.

Pursuant to the Company’s Bylaws, any stockholder seeking to raise a proposal outside the processes of Exchange Act Rule 14a-8 or make a director nomination for consideration at the 2022 Annual Meeting must comply with the requirements of the Bylaws, including delivering such proposals and/or nominations to the executive offices of the Company located at 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017, Attention: Corporate Secretary, by no later than close of business on October 10, 2022. Any proposal or nomination received outside of such dates will be considered untimely and will not be considered at the 2022 Annual Meeting. Any stockholder proposal or director nomination must also comply with the rules and regulations promulgated by the SEC and the Bylaws, as applicable.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Exhibit Description

3.1	Second Amended and Restated Bylaws

99.1	Press release dated September 30, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: September 30, 2022	By:	/s/ Michael S. Rosol
Michael S. Rosol, Ph.D.
Chief Medical Officer
(Principal Executive Officer)